Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Exhibit 5.1

Genpact Limited Canon’s Court 22 Victoria Street Hamilton HM12 Bermuda	Email jwilson@applebyglobal.com Direct Dial +1 441 298 3559 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 132386.0028/JW

9 May 2017

Dear Sirs

Genpact Limited (Company)

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (Securities Act), of a registration statement on Form S-8 (Registration Statement) in relation to 15,000,000 common shares of the Company of par value USD0.01 each (Shares) which may be issued by the Company in accordance with the Genpact Limited 2017 Omnibus Incentive Compensation Plan (2017 Plan).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the 2017 Plan.

Assumptions

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	the genuineness of all signatures on the Documents;

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

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4.	the authority, capacity and power of each of the persons signing the Documents;

5.	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

6.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the grant of any Awards (as herein defined) under the 2017 Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the 2017 Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action (including the grant of any Award or Shares to any allottee) will constitute a valid and binding obligation of each of the parties thereto and will not be illegal by virtue of the laws of that jurisdiction;

7.	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

8.	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

9.	that the Resolutions and the Shareholder Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record, as applicable, the resolutions passed by the Shareholders in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout or adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect entry by the Company into the 2017 Plan or the Registration Statement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

10.	that each Director of the Company, when the Board of Directors of the Company adopted the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

11.	that any awards granted under the 2017 Plan (each an Award and collectively, Awards) will constitute the legal, valid and binding obligations of the parties thereto, other than the Company;

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12.	that the Company has entered into its obligations under the 2017 Plan and the Registration Statement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the 2017 Plan and the Registration Statement would benefit the Company;

13.	that at the time of issue by the committee of the Board of Directors (Committee) of any Award, or any Shares pursuant to any such Award, such Committee was duly constituted and at the date hereof remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authorities to issue Awards and Shares pursuant to the 2017 Plan;

14.	that the approval of the issue of any Awards and of any Shares issued pursuant to any such Award will be duly made either at a duly convened and quorate meeting of the Board of Directors of the Company, or at a duly convened and quorate meeting of the Committee in a manner complying with the terms of the Bye-laws of the Company then in force and within the authority then given to the Committee by the Board of Directors of the Company;

15.	that when the issue of any Shares under the 2017 Plan is authorised, the issue price will not be less than the par value of the Shares and that the Company will have sufficient authorised share capital to effect such issue and will continue to hold the necessary permission from the Bermuda Monetary Authority for such share issue;

16.	that in any case where the Shares are issued by the Company pursuant to the 2017 Plan on the terms of an Award that does not require the allottee to pay to the Company a cash subscription price for such Shares, the Company will receive prior to the allotment of Shares, either a transfer to it of assets or the provision of services by the allottee with a fair value at least equivalent to the aggregate par value of the Shares issued to him pursuant to the Award; and

17.	that, when filed with the Securities and Exchange Commission, the Registration Statement will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda.

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2.	When the Shares have been duly issued and fully paid for pursuant to and in accordance with the terms and conditions referred to or summarised in the Resolutions, the 2017 Plan and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

Reservations

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Any reference in this opinion to the Shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such Shares, that no shareholder shall be bound by an alteration of the Memorandum of Association or the Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

3.	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

4.	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

4.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

4.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

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4.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

4.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

4.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

5.	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

6.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

7.	In opinion paragraph 1 above, the term good standing means that the Company has received a Certificate of Compliance from the Registrar of Companies.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement. Further the opinion speaks of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update the opinion if applicable law or the existing facts or circumstances should change.

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This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 9 May 2017 at 9:30 am (Bermuda time) (Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 9 May 2017 at 9:00 am (Bermuda time) (Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 31 July 2007 for the Company (collectively referred to as the Constitutional Documents).

4.	A PDF copy of the Minutes of the Annual General Meeting of the Shareholders of the Company held on 9 May 2017 (Shareholder Resolutions).

5.	A certified copy of the Minutes of the Meeting of the Board of Directors of the Company held on 9 February 2017 (Resolutions).

6.	A certified copy of the Foreign Exchange Letter, dated 29 March 2007 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

7.	A certified copy of the Tax Assurance Certificate, dated 28 February 2012, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

8.	A Certificate of Compliance, dated 9 May 2017 issued by the Registrar of Companies in respect of the Company.

9.	A copy of the Notice to the Public dated 1 June 2005 given under the Exchange Control Act 1972 and the Exchange Control Regulations 1973.

10.	A certified copy of the Register of Directors and Officers in respect of the Company.

11.	A PDF copy of the final form of Registration Statement.

12.	A PDF copy of the 2017 Plan.

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